Exhibit 16.1

                            SALBERG & COMPANY, P.A.
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
                          20283 STATE ROAD 7, SUITE 300
                              BOCA RATON, FL 33428
                     PHONE (561) 995-8270 FAX (561) 995-1920




March 27, 2003


Office of the Chief Accountant
SECPS Letter File
Mail Stop 1103
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      The Singing Machine Company, Inc.
         Commission File No. 0-24968


We were previously the principal accountants for The Singing Machine Company, Inc. and under the date of May 23, 2002, we reported on the consolidated financial statements of The Singing Machine Company, Inc. as of March 31, 2002. On March 24, 2003, we were dismissed as principal accountant. We have read The Singing Machine Company Inc.'s statements included in the first three (3) paragraphs of Item 4 included in the Form 8-K dated March 24, 2003 and March 27, 2003 of The Singing Machine Company, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein except that we are not in a position to agree or disagree with the following statements:

         1. On March 27, 2003, the Company engaged Grant Thorton, LLP (the "New Accountant") as its independent certified public accountant.



Very truly yours,



SALBERG & COMPANY, P.A.



/s/Scott D. Salberg, CPA, CVA
For the Firm